Exhibit 21.1

List of Direct and Indirect Subsidiaries of Chesapeake Lodging Trust

CHSP LLC, a Delaware limited liability company

Chesapeake Lodging, L.P., a Delaware limited partnership

CHSP TRS LLC, a Delaware limited liability company